Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

June 30, 2004

among

CHARLES RIVER LABORATORIES
INTERNATIONAL, INC.,

INVERESK RESEARCH GROUP, INC.,

INDIGO MERGER I CORP.,

and

INDIGO MERGER II CORP.

i

PAGE
Section 5.27. Certain Business Practices	40

ARTICLE 6
COVENANTS OF THE COMPANY

Section 6.01. Conduct of the Company	40
Section 6.02. The Company Stockholder Meeting	43

ARTICLE 7
COVENANTS OF PARENT

Section 7.01. Conduct of Parent	43
Section 7.02. Parent Stockholder Meeting	45
Section 7.03. Obligations of Merger Subs	46
Section 7.04. Director and Officer Liability	46

ARTICLE 8
ADDITIONAL COVENANTS

Section 8.01. Reasonable Best Efforts	47
Section 8.02. Preparation of Proxy Statement and Registration Statement	48
Section 8.03. No Solicitation; Other Offers.	49
Section 8.04. Certain Filings	51
Section 8.05. Public Announcements	51
Section 8.06. Access to Information	52
Section 8.07. Notices of Certain Events	52
Section 8.08. Tax Treatment	53
Section 8.09. Affiliates	53
Section 8.10. Section 16 Matters	53
Section 8.11. Employee Benefits	53
Section 8.12. Stock Exchange Listing	53

ARTICLE 9
CONDITIONS TO THE MERGERS

Section 9.01. Conditions to Obligations of Each Party	54
Section 9.02. Conditions to the Obligations of Parent and the Merger Subs	54
Section 9.03. Conditions to the Obligations of the Company	56

ARTICLE 10
TERMINATION

Section 10.01. Termination	56
Section 10.02. Effect of Termination	59

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of June 30, 2004 (this “Agreement”), by and among Charles River Laboratories International, Inc., a Delaware corporation (“Parent”), Inveresk Research Group, Inc., a Delaware corporation (the “Company”), Indigo Merger I Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub I”), and Indigo Merger II Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”).

     WHEREAS, the Boards of Directors of each of Parent, the Company, Merger Sub I and Merger Sub II have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the transactions contemplated hereby on the terms and conditions set forth herein;

     WHEREAS, it is intended that, for United States federal income tax purposes, the First Merger and the Second Merger (each as defined below) shall be treated as a single integrated transaction and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

     Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 30% or more of the consolidated assets of the Applicable Party and its Subsidiaries or over 30% of any class of equity or voting securities of the Applicable Party, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 30% or more of any class of equity or voting securities of the Applicable Party or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Applicable Party or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Applicable Party.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

     “Change in Recommendation” means, with respect to an Applicable Party, such Applicable Party’s failure to make, or the withdrawal of, or modification in a manner adverse to the other party of, such Applicable Party’s recommendation to its stockholders referred to in Section 6.02 or Section 7.02, as applicable; provided that neither (x) disclosure of any Acquisition Proposal that is not being recommended by the Board of Directors of the Applicable Party nor (y) disclosure of any facts or circumstances that is not accompanied by a statement that the Board of Directors of the Applicable Party has withdrawn or modified its recommendation to its stockholders, shall be deemed a Change in Recommendation.

     “Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2003, and the notes thereto, set forth in the Company 10-K.

     “Company Balance Sheet Date” means December 31, 2003.

     “Company Stock” means the common stock, $0.01 par value, of the Company.

     “Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2003.

     “DGCL” means the General Corporation Law of the State of Delaware.

     “Environmental Law” means any Law (including common law) or permit primarily relating to the protection of the environment.

     “Environmental Permits” means, with respect to any Person, all permits, licenses and approvals required by Environmental Laws and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

     “ERISA” means the Employee Retirement Income Security Act of 1974.

     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     “International Plan” means, with respect to any Person, any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that in the case of any of the foregoing (i) is not an Employee Plan or a governmental or statutorily required plan or arrangement, (ii) is entered into, maintained, administered or contributed to by such Person or any of its Affiliates and (iii) covers any employee or former employee of such Person or any of its Subsidiaries.

     “knowledge” means (i) with respect to Parent, the knowledge of the individuals named on Schedule 1.01(i) after reasonable inquiry and (ii) with respect to the Company, the knowledge of the individuals named on Schedule 1.01(ii) after reasonable inquiry.

     “Law” means any foreign, federal, state or local law, statute, ordinance, directive, rule, regulation, order, judicial decision, judgment or decree.

     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     “Material Adverse Effect” means, with respect to any Person, (i) a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, except any such effect primarily resulting or arising from changes in circumstances or conditions generally affecting the industry in which such Person operates and not having a materially disproportionate effect on such Person or (ii) a material impairment of the ability of such Person to consummate the transactions contemplated by this Agreement.

     “1933 Act” means the Securities Act of 1933.

     “1934 Act” means the Securities Exchange Act of 1934.

     “Parent Balance Sheet” means the consolidated balance sheet of Parent as of December 27, 2003, and the notes thereto, set forth in the Parent 10-K.

     “Parent Balance Sheet Date” means December 27, 2003.

     “Parent Convertible Debentures” means the 31/2 Senior Convertible Debentures due February 1, 2022 of Parent, issued pursuant to the Indenture, dated as of January 24, 2002, between Parent and State Street Bank and Trust Company as trustee.

     “Parent Stock” means the common stock, $0.01 par value, of Parent.

     “Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended December 27, 2003.

     “Parent Warrants” means warrants to purchase Parent Stock, issued pursuant to the Warrant Agreement, dated as of September 29, 1999, by and between Charles River Laboratories Holdings, Inc. and State Street Bank and Trust Company, as warrant agent.

     “PBGC” means the Pension Benefit Guaranty Corporation.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “SEC” means the Securities and Exchange Commission.

     “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

     “Third Party” means any Person as defined in Section 13(d) of the 1934 Act, other than Parent or the Company or any of their respective Affiliates.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adjustment Amount	10.01
Agreement	Preamble
Applicable Party	8.03
Average Adjustment Amount	10.01
Cash Consideration	3.01
Certificates	3.06
Closing	2.02
closing sale price	10.01

Term	Section
Code	Recitals
Company	Preamble
Company Disclosure Schedule	Article 4
Company Employee Plan	4.17
Company Material Contracts	4.23
Company Permits	4.12
Company SEC Documents	4.07
Company Securities	4.05
Company Specified Contracts	4.23
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Stock Option	3.05
Company Subsidiary Securities	4.06
Company Termination Fee	11.04
Confidentiality Agreement	8.03
Disclosure Schedules	Article 5
Effective Time	2.01
Employee Plan	4.17
End Date	10.01
Exchange Agent	3.06
GAAP	4.08
Governmental Entity	4.03
Indemnified Person	7.04
Initial Index Period	10.01
Index Average Price	10.01
Index Security	10.01
Index Value	10.01
Intellectual Property	4.24
Joint Proxy Statement	4.09
Litigation	4.13
Measurement Period	10.01
Merger Consideration	3.01
Merger Subs	Preamble
Nasdaq	4.03
NYSE	4.03
Option Exchange Ratio	3.05
Parent	Preamble
Parent Average Price	10.01
Parent Disclosure Schedule	Article 5
Parent Employee Plan	5.17
Parent Intellectual Property	5.24
Parent Material Contracts	5.23
Parent Permits	5.12
Parent SEC Documents	5.07
Parent Securities	5.05

Term	Section
Parent Specified Contract	5.23
Parent Stockholder Approval	5.02
Parent Stockholder Meeting	7.02
Parent Stock Option	3.05
Parent Subsidiary Securities	5.06
Parent Termination Fee	11.04
Potential Superior Proposal	8.03
Registration Statement	4.09
Sarbanes-Oxley Act	4.07
Stock Consideration	3.01
Stockholder Meetings	7.02
Superior Proposal	8.03
Surviving Corporation	2.01
Tax	4.16
Tax Return	4.16
Taxing Authority	4.16
trading day	10.01
Uncertificated Shares	3.06
United States Bank	3.06
WARN Act	4.18

     Section 1.02. Other Definitional And Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement, and all references to Schedules are to corresponding sections of the applicable Disclosure Schedule, in each case unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute are to that statute as amended from time to time, and to the rules and regulations promulgated thereunder, and, in each case, to any successor statute, rules or regulations thereto. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
THE MERGER

     Section 2.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, (i) at the Effective Time, Merger Sub I shall be merged (the “First Merger”) with and into the Company, whereupon the separate corporate existence of Merger Sub I shall cease and the Company shall be the surviving corporation (the “Initial Surviving Corporation”) and (ii) at the Second Effective Time, pursuant to and as part of a single integrated transaction with the First Merger, the Initial Surviving Corporation shall be merged (the “Second Merger” and, together with the First Merger, the “Mergers”) with and into Merger Sub II, whereupon the separate corporate existence of the Initial Surviving Corporation shall cease and Merger Sub II shall be the surviving corporation (the “Surviving Corporation”).

     (b) As soon as reasonably practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Mergers, the Company and Merger Sub I shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the First Merger. The First Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

     (c) From and after the Effective Time, the Initial Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub I, all as provided under the DGCL.

     (d) Immediately following the Effective Time, the Initial Surviving Corporation and Merger Sub II shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Second Merger. The Second Merger shall become effective at such time (the “Second Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

     (e) From and after the Second Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company, Merger Sub I and Merger Sub II, all as provided under the DGCL.

     Section 2.02. Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Mergers (the “Closing”) will take place on the date on which the Effective Time occurs, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, 10017, unless another place is agreed to in writing by the parties hereto.

     Section 2.03. Certificate of Incorporation and Bylaws. (a) The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Initial Surviving Corporation immediately following the Effective Time. The certificate of incorporation of the Surviving Corporation shall be amended immediately following the Second Effective Time to be identical to the certificate of incorporation of the Initial Surviving Corporation in effect at the Second Effective Time, until amended in accordance with applicable law.

     (b) The bylaws of the Company in effect at the Effective Time shall be (i) the bylaws of the Initial Surviving Corporation immediately following the Effective Time and (ii) the bylaws of the Surviving Corporation following the Second Effective Time and until amended in accordance with applicable law.

     Section 2.04. Parent Board of Directors. Parent shall take all requisite action to cause three individuals designated in writing by the Company prior to the filing of the Registration Statement to be appointed to the Board of Directors of Parent effective at the Effective Time. The Company shall provide for inclusion in the Registration Statement such information concerning such individuals as may be required to be disclosed in the Registration Statement and shall cause each such individual to provide for inclusion in the Registration Statement such individual’s written consent to be named in the Registration Statement as a person who will become a director of Parent at the Effective Time.

     Section 2.05. Directors and Officers of the Surviving Corporation. (a) The directors of Merger Sub I immediately prior to the Effective Time shall be (i) the directors of the Initial Surviving Corporation immediately following the Effective Time and (ii) the directors of the Surviving Corporation from and after the Second Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law.

     (b) The officers of the Company at the Effective Time shall be (i) the officers of the Initial Surviving Corporation immediately following the Effective Time and (ii) the officers of the Surviving Corporation from and after the Second Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law.

     Section 2.06. Mutually Agreed Changes in Transaction Structure. The parties may, with the approval of their respective boards of directors, at any time prior to the mailing of the Joint Proxy Statement, change the method of effecting the combination of Parent and the Company contemplated hereby (including, without limitation, the provisions of Article 2 or Article 3). This Agreement and any related documents will be appropriately amended in order to reflect any such revised transaction. With the consent of the Company (not to be unreasonably withheld or delayed), Parent may, at its election prior to the Effective Time, cause Merger Sub II to be converted into a Delaware limited liability company or other business entity that is treated as a pass-through entity for United States federal income tax purposes.

ARTICLE 3
CONVERSION OF SECURITIES

     Section 3.01. Conversion of Shares in the First Merger. At the Effective Time, (a) except as otherwise provided in Section 3.01(b) and Section 3.03, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) $15.15 in cash, without interest (the “Cash Consideration”) and (ii) 0.48 shares of Parent Stock (the “Stock Consideration”; and together with the Cash Consideration and the cash in lieu of fractional shares of Parent Stock as specified in Section 3.07 below, the “Merger Consideration”);

     (b) each share of Company Stock held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

     (c) each share of common stock of Merger Sub I outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Initial Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Initial Surviving Corporation.

     Section 3.02. Conversion of Shares in the Second Merger. At the Second Effective Time, (i) each share of common stock of the Initial Surviving Corporation outstanding immediately prior to the Second Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation and (ii) each share of common stock of Merger Sub II outstanding immediately prior to the Second Effective Time shall be cancelled.

     Section 3.03. Dissenting Shares. Notwithstanding Section 3.01, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the First Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the

DGCL shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, or to the extent required by applicable law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

     Section 3.04. Certain Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Parent Stock or Company Stock, the Merger Consideration shall be adjusted accordingly to provide to the holders of Company Stock the same economic effect as contemplated by this Agreement prior to such event.

     Section 3.05. Company Stock Options. (a) At the Effective Time, each outstanding option to purchase shares of Company Stock under any employee stock option or compensation plan, employment, severance, change in control agreement or other arrangement of the Company (a “Company Stock Option”) outstanding immediately prior to the Effective Time, whether or not exercisable or vested, shall be converted into an option to purchase Parent Stock (a “Parent Stock Option”) in accordance with this Section 3.05. Each Parent Stock Option resulting from such conversion shall continue to have, and be subject to, the same terms and conditions as set forth in the applicable Company Stock Option immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Parent Stock Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Parent Stock equal to the product of (A) the number of shares of Company Stock that were issuable upon exercise of the related Company Option immediately prior to the Effective Time multiplied by (B) 0.8 (the “Option Exchange Ratio”), rounded down to the nearest whole number of shares of Parent Stock and (ii) the per share exercise price for the shares of Parent Stock issuable upon exercise of such Parent Stock Option shall be equal to the quotient determined by dividing (A) the exercise price per share of Company Stock at which the related Company Stock Option was exercisable immediately prior to the Effective Time by (B) the Option Exchange Ratio, rounded to the nearest whole cent. Notwithstanding the foregoing, (i) the methodology for conversion of Company Stock Options shall be adjusted if possible (and only to the extent possible) to avoid the occurrence of a new measurement date, under US GAAP, for the options, and otherwise to avoid any charge to earnings in connection with such conversion (it being understood that the total aggregate intrinsic value of the Company Stock Options may not be diminished in other than a de minimis amount), (ii) the conversion of any Company Stock Options which are “incentive stock options,” within the meaning of Section 422 of the Code, into Parent Stock Options shall be made so as not to constitute a “modification” of such Company Stock Options within the meaning of Section 424 of the Code and (iii) with regard to the conversion of a Company Stock Option by or on behalf of a holder thereof who is Canadian, Parent will use commercially reasonable efforts to cause the conversion of such Company Stock Option to be made in such manner as to not result in Canadian tax. Each Parent Stock Option issued pursuant to this Section 3.05 also shall give effect to any other applicable contractual rights (including, without limitation, rights under change-in-control or other similar agreements) that the grantee of the Parent Stock Option has in respect of the Company Stock Option.

     (b) The Company’s board of directors shall take such actions in respect of the Company Stock Options as may be required to give effect to the provisions of Section 3.05(a).

     (c) Parent shall take such actions as may be required to ensure that the offers and sales of the shares of Parent Common Stock underlying the Parent Stock Options are registered under the Securities Act of 1933 under a Registration Statement on Form S-8. Parent shall use reasonable commercial efforts to ensure that any holder of a Parent Stock Option resulting from the conversion described in Section 3.05(a) whose employment is involuntarily terminated by Parent following the Effective Time shall have a reasonable opportunity, during the period following the Effective Time and prior to the expiration of such Parent Stock Option, to exercise such Parent Stock Option and immediately thereafter sell the shares of Parent Stock acquired thereby.

     Section 3.06. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) and (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). Parent and the Exchange Agent shall enter into an exchange agent agreement in form and substance reasonably satisfactory to Parent and the Company. Parent shall make available to the Exchange Agent, as needed, the Stock Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Parent shall deposit or cause to be deposited with the Exchange Agent cash in an amount equal to the Cash Consideration to be paid in respect of the Certificates and the Uncertificated Shares, which amount shall represent the maximum Cash Consideration payable in connection with the First Merger assuming no holder of Company Stock shall perfect its appraisal rights. Any cash deposited with the Exchange Agent to pay the Cash Consideration shall be deposited in a separate fund established for the benefit of the holders of Company Stock and shall not be used for any purpose other than as set forth in this Article 3. Such cash shall be invested by the Exchange Agent as directed by Parent in: (A) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the

United States of America with a remaining term at the time of acquisition thereof not in excess of 90 days, (B) money market accounts or certificates of deposit maturing within 90 days of the acquisition thereof and issued by a bank or trust company organized under the laws of the United States of America or a State thereof having a combined capital surplus in excess of $500,000,000 (a “United States Bank”), (C) commercial paper issued by a domestic corporation and given a rating of no lower than A1 by Standard & Poor’s Corporation and P1 by Moody’s Investors Service, Inc. with a remaining term at the time of acquisition thereof not in excess of 90 days or (D) demand deposits with any United States Bank. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions in form reasonably satisfactory to Parent and the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange; provided, that any such letter of transmittal and instructions shall be sent to holders of Uncertificated Shares only to the extent determined necessary by Parent, the Company and the Exchange Agent to effect the transactions contemplated hereby.

     (b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by such Certificate or such Uncertificated Share. The shares of Parent Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Stock or is otherwise required under applicable law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

     (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.06(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Parent upon demand by Parent (together with any interest or other income thereon), and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 3.06 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

     (f) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 3.07, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 3.06. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 3.07 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to the surrender or transfer and with a payment date subsequent to the surrender or transfer payable with respect to such securities.

     (g) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.06(a) or Section 3.07 to pay for shares of Company Stock for which appraisal rights have been perfected shall be returned to Parent, upon demand by Parent.

     Section 3.07. No Fractional Shares of Parent Stock. No fractional shares of Parent Stock shall be issued in the First Merger. All fractional shares of Parent Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the First Merger shall be aggregated, and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying the closing sale price of a share of Parent Stock on the NYSE on the trading day immediately following the date on which the Effective Time occurs by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled. As soon as practicable after the determination of the amount of cash to be paid to such former holders of Company Stock in lieu of any fractional interests, the Exchange Agent shall notify Parent, and Parent shall ensure that there is deposited with the Exchange Agent and shall cause the Exchange Agent to make available in accordance with this Agreement such amounts to such former holders of Company Stock.

     Section 3.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 3.

     Section 3.09. Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by or on behalf of Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by or on behalf of Parent.

     Section 3.10. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, Merger Sub I, Merger Sub II, the Initial Surviving Corporation or the Surviving Corporation, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, Merger Sub I, Merger Sub II, the Initial Surviving Corporation or the Surviving Corporation, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Mergers.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent that:

     Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

     Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the First Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of the Company Stock voting to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company.

     (b) At a meeting duly called and held, the Company’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved (subject to Section 6.02 and Section 8.03(b)) to recommend that the Company’s stockholders grant the Company Stockholder Approval.

     Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational (each a “Governmental Entity”), other than (i) the filing of the certificates of merger with the Delaware Secretary of State in accordance with Article 2 and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws, rules and regulations analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities laws, whether federal, state or foreign, (iv) compliance with any applicable requirements of the New York Stock Exchange (“NYSE”) or the Nasdaq Stock Market (“Nasdaq”), and (v) any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, in each case except for such contraventions, conflicts and violations referred to in clause (ii) and such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 150,000,000 shares of the Company Stock and 10,000,000 shares of preferred stock, par value $0.01 per share, of the Company. As of May 31, 2004, (i) 38,054,559 shares of Company Stock were issued and outstanding, out of which no shares were restricted shares of Company Stock; (ii) no shares of preferred stock were issued and outstanding; and (iii) Company Stock Options to purchase an aggregate of 2,181,869 shares of Company Stock (of which Company Stock Options to purchase an aggregate of 593,615 shares of Company Stock were exercisable) were issued and outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any equity compensation plan of the Company will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid and nonassessable. No Subsidiary of the Company owns any shares of capital stock of the Company.

     (b) Except as set forth in this Section 4.05 and for changes since May 31, 2004 resulting from the exercise of employee stock options outstanding on such date or from activities permitted under Section 6.01, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”), (iv) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

     Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All material Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company 10-K.

     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”).

There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

     Section 4.07. SEC Filings. (a) The Company has delivered, or otherwise made available, to Parent (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2003 and 2002, (ii) its quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2004, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company since December 31, 2003 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2003 (the documents referred to in this Section 4.07(a), collectively, the “Company SEC Documents”). For purposes of this Agreement, a document will be deemed made available if it is accessible on-line through the SEC’s EDGAR system.

     (b) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

     (c) As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (e) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

     Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes that comply with GAAP in the case of any unaudited interim financial statements).

     Section 4.09. Information Supplied. The information supplied by the Company for inclusion or incorporation in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Stock issuable in the First Merger will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the joint proxy statement/prospectus, or any amendment or supplement thereto, to be sent to the Company stockholders and Parent stockholders in connection with the Mergers and the other transactions contemplated by this Agreement (the “Joint Proxy Statement”) shall not, on the date the Joint Proxy Statement is first mailed to the stockholders of each of the Company and Parent, at the time of the Company Stockholder Approval, at the time of the Parent Stockholder Approval, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.10. Absence of Certain Changes. Except as disclosed in the Company SEC Documents filed prior to the date hereof, since the Company Balance Sheet Date: (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices, (b) there has not been any event, circumstance, change or effect that has had or reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (c) there has not been any action or event that if it occurred after the date hereof would be prohibited by Section 6.01.

     Section 4.11. No Undisclosed Material Liabilities. Except as disclosed in the Company SEC Documents filed prior to the date hereof, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued or contingent, other than:

     (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof;

     (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices;

     (c) liabilities or obligations incurred after the date of this Agreement in accordance with Section 6.01; and

     (d) other liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.12. Compliance with Laws and Court Orders; Permits.

     (a) the Company and each of its Subsidiaries is and since January 1, 2002 has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Without limiting the foregoing, the Company and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances, and has submitted notices to, all Governmental Entities necessary for the Company or such Subsidiary to own, lease and operate its properties or other assets and to carry on its respective business as described in the Company SEC Documents filed prior to the date hereof and as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     (b) Neither the Company nor any of its Subsidiaries is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any board resolution at the request of, any Governmental Entity, that restricts, or could reasonably be expected to restrict, the conduct by the Company or any of its Subsidiaries of their respective businesses, or that requires, or could reasonably be expected to require, adverse actions by the Company or any of its Subsidiaries, except for such restrictions or requirements that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.13. Litigation. Except as disclosed in the Company SEC Documents filed prior to the date hereof, (i) there are no claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, “Litigation”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except Litigation in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (ii) no Governmental Entity has indicated in writing an intention to conduct any audit, investigation or other review with respect to the Company or any of its Subsidiaries, except for audits, investigations or reviews that are in the ordinary course of business consistent with past practices or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, if adversely determined; and (iii) there is no material judgment, decree, order, injunction, writ or rule of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator outstanding against the Company or any of its Subsidiaries.

     Section 4.14. Finders’ Fees. Except for Goldman, Sachs & Co., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

     Section 4.15. Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view.

     Section 4.16. Taxes. (a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all applicable Laws, and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

     (b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

     (c) The material income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 1996 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

     (d) There are no material Liens or encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries.

     (e) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

     (f) No federal, state, local or foreign audits, examinations or other proceedings are pending with regard to any material Taxes or material Tax Returns of the Company or its Subsidiaries and none of them has received a written notice of any proposed audit, examination or other proceeding with regard to any such Taxes and Tax Returns.

     (g) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes with respect to the Company or any of its Subsidiaries.

     (h) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Mergers.

     (i) Neither the Company nor any of its Subsidiaries is liable to any Third Party for any material amount under any Tax sharing, Tax allocation or Tax indemnity agreement. Neither the Company nor any of its Subsidiaries has been a member of a consolidated, combined, unitary or similar group, other than one of which the Company was the common parent.

     (j) “Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee. “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     Section 4.17. Employee Benefit Plans. (a) Schedule 4.17 contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (each, an “Employee Plan”) which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability (a “Company Employee Plan”). Copies of such Company Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished or made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such Company Employee Plan.

     (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

     (c) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Employee Plan. Each Company Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

     (d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Employee Plan.

     (e) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

     (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the most recently ended fiscal year.

     (g) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Employee Plan before any court or arbitrator or any Governmental Entity.

     (h) In relation to each International Plan in respect of which the Company or any of its Subsidiaries has or would have after the Effective Time any obligation, according to the actuarial method and assumptions used for the purposes of the most recent valuation information (or, in respect of an unfunded plan, accounting information) disclosed to the Parent in respect of such International Plan (or, if no such information has been disclosed, according to actuarial assumptions consistent with local practice in the jurisdiction in which such International Plan is located), as of December 31, 2003, the total amount or value of the funds available under such International Plan to pay benefits thereunder or segregated in respect of such benefits, and/or any reserve or accrual in the accounts of the Company or any of its Subsidiaries with respect to such an International Plan, exceeded the present value of all accrued liabilities (actual or contingent) of such Plan as of the most recent practicable date.

     Section 4.18. Labor and Employment Matters. (a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreements or understandings with any labor unions or labor organizations. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three years there has not been any such action.

     (b) There are no complaints, charges or claims against the Company or its Subsidiaries pending or, to the knowledge of the Company, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or its Subsidiaries that, if individually or collectively resolved against the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect on the Company.

     (c) Each of the Company and its Subsidiaries is in compliance with all Laws regarding employment practices, terms and conditions of employment and wages, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     (d) During the last five years there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) in respect of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation which is similar to the WARN Act.

     Section 4.19. Insurance Policies. Schedule 4.19 lists all material insurance policies maintained by the Company and its Subsidiaries at the date of this Agreement, and such policies are in full force and effect as of the date of this Agreement. The Company and its Subsidiaries have paid all premiums due under such policies and neither the Company nor any of its Subsidiaries is in default in any material respect with respect to its obligations thereunder.

     Section 4.20. Environmental Matters. (a) Except as disclosed in the Company SEC Documents filed prior to the date hereof, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

     (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Entity or other Person relating to or arising out of any Environmental Law; and

     (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits.

     (b) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

     (c) For purposes of this Section 4.20, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

     Section 4.21. Tax Treatment. Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the First Merger and the

Second Merger, treated as a single integrated transaction, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

     Section 4.22. Antitakeover Statutes and Rights Agreement. (a) the Company has taken all action necessary to exempt the Mergers, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL, and, accordingly, neither such provision nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

     (b) the Company has not entered into, and its Board of Directors has not adopted or authorized the adoption of, any stockholder rights or similar agreement.

     Section 4.23. Material Contracts. (a) Schedule 4.23(a) sets forth a list of (i) all contracts for borrowed money or guarantees thereof, for which the Company or any of its Subsidiaries is liable, involving a current outstanding principal amount in excess of $2,000,000, (ii) all contracts containing any non-compete covenant, or other covenant limiting the right of the Company or any of its Subsidiaries to engage in any line of business or to make use of any material Intellectual Property (via license agreement or otherwise) and (iii) certain contracts disclosed by the Company by agreement of the parties hereto (such contracts included, or required to be included, in Schedule 4.23(a), the “Company Specified Contracts”). The Company has provided or otherwise made available to Parent true and complete copies of each Company Specified Contract.

     (b) All (i) contracts which involve the payment to or receipt by the Company and its Subsidiaries of $2,500,000 or more per year, which by their terms do not terminate within one year after the date of such contract and which are not cancelable during such period without penalty or payment, (ii) contracts required to be filed by the Company with the SEC pursuant to Item 601 of Regulation S-K under the 1933 Act and (iii) contracts between the Company or any of its Subsidiaries and any Governmental Entity (such contracts referenced in clauses (i), (ii) and (iii), together with the Company Specified Contracts, the “Company Material Contracts”) are valid and binding, in full force and effect, against the Company or its Subsidiary, as the case may be, and to the Company’s knowledge to the other parties thereto, in accordance with their respective terms. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material default under the provisions of any Company Material Contract.

     Section 4.24. Intellectual Property. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries solely and exclusively own or have the right to use pursuant to a valid license, sub-license, agreement or permission, all of the Company Intellectual Property free and clear of all Liens, (ii) the Company Intellectual Property is valid and enforceable and is all of the Intellectual Property necessary for the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted and (iii) the Company and its Subsidiaries have taken all measures reasonably necessary to preserve and protect the Company Intellectual Property.

     (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise violated any Intellectual Property rights of third parties in any way, and no third party has interfered with, infringed upon, misappropriated or otherwise violated any the Company Intellectual Property owned by the Company or any of its Subsidiaries.

     (c) For purposes of this Agreement, “Intellectual Property” means all: (i) trademarks, service marks, logos, trade names and corporate names, Internet domain names, designs, slogans and general intangibles of like nature, including, without limitation, all goodwill, registrations and applications related to the foregoing, (ii) copyrights and mask works, including, without limitation, all registrations and applications related to the foregoing, (iii) patents and industrial designs (and the inventions embodied by the foregoing), including, without limitation, all continuations, divisionals, continuations-in-part, renewals, reissues and applications related to the foregoing, (iv) computer software and management information systems, including, without limitation, any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, databases and compilations, including, without limitation, data and collections of data, and all documentation, including, without limitation, user manuals and training materials related to the foregoing, and (v) trade secrets, technology, know-how, proprietary processes, formulas, algorithms, models, methodologies and other confidential information. “Company Intellectual Property” means all Intellectual Property used or held for use in the business of the Company or any of its Subsidiaries as currently conducted.

     Section 4.25. Properties. With only such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries have sufficient title to all their tangible properties and assets (including real property) to conduct their respective businesses as currently conducted or as contemplated to be conducted; and (ii) all such tangible properties and assets have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which presently used.

     Section 4.26. Interested Party Transactions. Except as described in the Company SEC Documents filed prior to the date hereof, (i) neither the Company nor any of its subsidiaries is a party to any transaction or agreement with any Affiliate, stockholder, director or executive officer of the Company, and (ii) no event has occurred since the date of the Company’s last proxy statement to its stockholders, that would, in the case of either clause (i) or clause (ii), be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     Section 4.27. Certain Business Practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries nor (to the knowledge of the Company) any director, officer, agent or employee of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS

     Except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule” and, together with the Company Disclosure Schedule, the “Disclosure Schedules”), Parent and the Merger Subs represent and warrant to the Company that:

     Section 5.01. Corporate Existence and Power. Each of Parent and each Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. Each of Parent and each Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent has heretofore delivered to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and each Merger Sub as currently in effect. Since their respective dates of incorporation, neither merger Sub has engaged in any activities other than in connection with or as contemplated by this Agreement.

     Section 5.02. Corporate Authorization. (a) The execution, delivery and performance by Parent and each Merger Sub of this Agreement and the consummation by Parent and each Merger Sub of the transactions contemplated hereby are within the corporate powers of Parent and each Merger Sub and, except for the required approval of Parent’s stockholders in connection with the consummation of the First Merger, and the approval of Parent as sole stockholder of each Merger Sub, have been duly authorized by all necessary corporate action on the part of Parent and each Merger Sub. The affirmative vote of the holders of shares of Parent Stock having votes representing a majority of the votes cast by all such shares, voting to approve the issuance of Parent Stock in connection with the First Merger (the “Parent Stockholder Approval”), is the only vote of the holders of any of Parent’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of Parent and of each Merger Sub.

     (b) At a meeting duly called and held, Parent’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved (subject to Section 7.02 and Section 8.03(b)) to recommend that Parent’s stockholders grant the Parent Stockholder Approval.

     Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and each Merger Sub of this Agreement and the consummation by Parent and each Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of the certificates of merger with the Delaware Secretary of State in accordance with Article 2 and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws, rules and regulations analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, whether federal, state or foreign, (iv) compliance with any applicable requirements of the NYSE or Nasdaq, and (v) any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     Section 5.04. Non-contravention. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, in each case except for such contraventions, conflicts and violations referred to in clause (ii) and such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     Section 5.05. Capitalization. (a) The authorized capital stock of Parent consists of 140,000,000 shares of Parent Stock and 20,000,000 shares of preferred stock, par value $0.01 per share, of Parent. As of June 21, 2004, (i) 46,189,589 shares of Parent Stock were issued and outstanding; (ii) no shares of preferred stock were issued and outstanding; (iii) Parent Stock Options to purchase an aggregate of 5,380,568 shares of Parent Stock (of which Parent Stock Options to purchase an aggregate of 1,749,509 shares of Parent Stock were exercisable) were issued and outstanding; (iv) 4,759,455 shares of Parent Stock were reserved for issuance upon conversion of the Parent Convertible Debentures; and (v) 383,990 Shares of Parent Stock were reserved for issuance upon exercise of Parent Warrants. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any equity compensation plan of Parent will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid and nonassessable.

     (b) Except as set forth in this Section 5.05 and except for the Parent Convertible Debentures, the Parent Warrants and changes since June 21, 2004, resulting from the exercise of employee stock options outstanding on such date or from activities permitted under Section 7.01 there are no outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent, (iii) options or other rights to acquire from Parent or other obligations of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Parent Securities”), (iv) voting trusts, proxies or other similar agreements or understandings to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Parent or any of its Subsidiaries or (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Parent or any of its Subsidiaries. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

     (c) The shares of Parent Stock to be issued as Stock Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

     Section 5.06. Subsidiaries. (a) Each Subsidiary of Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and, has all corporate powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. All material Subsidiaries of Parent are identified in the Parent 10-K.

     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Parent or (ii) options or other rights to acquire from Parent or any of its Subsidiaries, or other obligation of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of Parent (the items in clauses (i) and (ii) being referred to collectively as the “Parent Subsidiary Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Subsidiary Securities.

     Section 5.07. SEC Filings. (a) Parent has delivered, or otherwise made available, to the Company (i) its annual reports on Form 10-K for its fiscal years ended December 27, 2003 and December 28, 2002, (ii) its quarterly report on Form 10-Q for its fiscal quarter ended March 27, 2004, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, stockholders of Parent since December 27, 2003 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2003 (the documents referred to in this Section 5.07(a), collectively, the “Parent SEC Documents”).

     (b) As of its filing date, each Parent SEC Document complied, and each such Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

     (c) As of its filing date (or if amended or superceded by a filing prior to the date hereof, on the date of such filing) each Parent SEC Document filed pursuant to the 1934 Act did not, and each such Parent SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (e) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by Parent since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

     Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes that comply with GAAP in the case of any unaudited interim financial statements).

     Section 5.09. Information Supplied. The information supplied by Parent for inclusion or incorporation in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to the stockholders of each of the Company and Parent, at the time of the Company Stockholder Approval, at the time of the Parent Stockholder Approval, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 5.10. Absence of Certain Changes. Except as set forth in the Parent SEC Documents filed prior to the date hereof, since the Parent Balance Sheet Date: (a) the business of Parent and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices, (b) there has not been any event, circumstance, change or effect that has had or reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and (c) there has not been any action or event that if it occurred after the date hereof would be prohibited by Section 7.01.

     Section 5.11. No Undisclosed Material Liabilities. Except as disclosed in the Parent SEC Documents filed prior to the date hereof, there are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued or contingent, other than:

     (a) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto or in the Parent SEC Documents filed prior to the date hereof;

     (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices;

     (c) liabilities or obligations incurred after the date of this Agreement in accordance with Section 7.01; and

     (d) other liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     Section 5.12. Compliance with Laws and Court Orders; Permits.

     (a) Parent and each of its Subsidiaries is and since January 1, 2002 has been in compliance with, and to the knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Without limiting the foregoing, Parent and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances, and has submitted notices to, all Governmental Entities necessary for Parent or such Subsidiary to own, lease and operate its properties or other assets and to carry on its respective business as described in the Parent SEC Documents filed prior to the date hereof and as it is being conducted as of the date hereof (the “Parent Permits”), and all such Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     (b) Neither Parent nor any of its Subsidiaries is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any board resolution at the request of, any Governmental Entity, that restricts, or could reasonably be expected to restrict, the conduct by Parent or any of its Subsidiaries of their respective businesses, or that requires, or could reasonably be expected to require, adverse actions by Parent or any of its Subsidiaries, except for such restrictions or requirements that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     Section 5.13. Litigation. Except as disclosed in the Parent SEC Documents filed prior to the date hereof (i) there is no Litigation pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, except Litigation in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (ii) no Governmental Entity has indicated in writing an intention to conduct any audit, investigation or other review with respect to Parent or any of its Subsidiaries, except for audits, investigations or reviews that are in the ordinary course of business consistent with past practices or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, if adversely determined; and (iii) there is no material judgment, decree, order, injunction, writ or rule of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator outstanding against Parent or any of its Subsidiaries.

     Section 5.14. Finders’ Fees. Except for Credit Suisse First Boston LLC, a copy of whose engagement agreement has been provided to the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

     Section 5.15. Opinion of Financial Advisor. Parent has received the opinion of Credit Suisse First Boston LLC, financial advisor to Parent, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to Parent from a financial point of view.

     Section 5.16. Taxes. (a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due in accordance with all applicable Laws, and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

     (b) Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established

(or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books.

     (c) None of the material income and franchise Tax Returns of Parent and its Subsidiaries have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. Neither Parent nor any of its Subsidiaries was required to file any material income or franchise Tax Return for any year ending prior to December 31, 1999.

     (d) There are no material Liens or encumbrances for Taxes on any of the assets of Parent or any of its Subsidiaries.

     (e) Parent and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

     (f) No federal, state, local or foreign audits, examinations or other proceedings are pending with regard to any material Taxes or material Tax Returns of Parent or its Subsidiaries and none of them has received a written notice of any proposed audit, examination or other proceeding with regard to any such Taxes and Tax Returns.

     (g) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes with respect to Parent or any of its Subsidiaries.

     (h) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Mergers.

     (i) Neither Parent nor any of its Subsidiaries is liable to any Third Party for any material amount under any Tax sharing, Tax allocation or Tax indemnity agreement. Neither Parent nor any of its Subsidiaries has been a member of a consolidated, combined, unitary or similar group, other than one of which Parent was the common parent.

     Section 5.17. Employee Benefit Plans. (a) Schedule 5.17 contains a correct and complete list identifying each material Employee Plan which is maintained, administered or contributed to by Parent or any ERISA Affiliate of Parent and covers any employee or former employee of Parent or any of its Subsidiaries, or with respect to which Parent or any of its Subsidiaries has any liability (a “Parent Employee Plan”). Copies of such Parent Employee Plans

(and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished or made available to the Company together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such Parent Employee Plan.

     (b) Neither Parent nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

     (c) Each Parent Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and Parent is not aware of any reason why any such determination letter should be revoked or not be reissued. Parent has made available to the Company copies of the most recent Internal Revenue Service determination letters with respect to each such Parent Employee Plan. Each Parent Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Parent Employee Plan. No events have occurred with respect to any Parent Employee Plan that could result in payment or assessment by or against Parent of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

     (d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of Parent or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Parent Employee Plan.

     (e) Neither Parent nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of Parent or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

     (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Parent or any of its Affiliates relating to, or change in employee participation or coverage under, a Parent Employee Plan which would increase materially the expense of maintaining such Parent Employee Plan above the level of the expense incurred in respect thereof for the most recently ended fiscal year.

     (g) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of Parent, threatened against or involving, any Parent Employee Plan before any court or arbitrator or any Governmental Entity.

     (h) In relation to each International Plan in respect of which the Parent or any of its Subsidiaries has or would have after the Effective Time any obligation, according to the actuarial method and assumptions used for the purposes of the most recent valuation information (or, in respect of an unfunded plan, accounting information) disclosed to the Company in respect of such International Plan (or, if no such information has been disclosed, according to actuarial assumptions consistent with local practice in the jurisdiction in which such International Plan is located), as of December 31, 2003, the total amount or value of the funds available under such International Plan to pay benefits thereunder or segregated in respect of such benefits, and/or any reserve or accrual in the accounts of the Parent or any of its Subsidiaries with respect to such an International Plan, exceeded the present value of all accrued liabilities (actual or contingent) of such Plan as of the most recent practicable date.

     Section 5.18. Labor and Employment Matters. (a) Neither Parent nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreements or understandings with any labor unions or labor organizations. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of Parent to organize any employees of Parent or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three years there has not been any such action.

     (b) There are no complaints, charges or claims against Parent or its Subsidiaries pending or, to the knowledge of Parent, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Parent or its Subsidiaries that, if individually or collectively resolved against Parent or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect on Parent.

     (c) Each of Parent and its Subsidiaries is in compliance with Laws regarding employment practices, terms and conditions of employment and wages, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     (d) During the last five years there has been no “mass layoff” or “plant closing” as defined by the WARN Act in respect of Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation which is similar to the WARN Act.

     Section 5.19. Insurance Policies. Schedule 5.19 lists all material insurance policies maintained by Parent and its Subsidiaries at the date of this Agreement, and such policies are in full force and effect as of the date of this Agreement. Parent and its Subsidiaries have paid all premiums due under such policies and neither Parent nor any of its Subsidiaries is in default in any material respect with respect to its obligations thereunder.

     Section 5.20. Environmental Matters. (a) Except as disclosed in the Parent SEC Documents filed prior to the date hereof and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent:

(i)	no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of Parent, is threatened by any Governmental Entity or other Person relating to or arising out of any Environmental Law; and

(ii)	Parent and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits.

     (b) Neither Parent nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

     (c) For purposes of this Section 5.20, the terms “Parent” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of Parent or any of its Subsidiaries.

     Section 5.21. Tax Treatment. Neither Parent nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the First Merger and the Second Merger treated as a single integrated transaction, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

     Section 5.22. Antitakeover Statutes and Rights Agreement. (a) Parent has taken all action necessary to exempt the Mergers, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL, and, accordingly, neither such provision nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

     (b) Parent has not entered into, and its Board of Directors has not adopted or authorized the adoption of, any stockholder rights or similar agreement.

     Section 5.23. Material Contracts. (a) Schedule 5.23(a) sets forth a list of (i) all contracts for borrowed money or guarantees thereof, for which Parent or any of its Subsidiaries is liable, involving a current outstanding principal amount in excess of $5,000,000, (ii) all contracts containing any non-compete covenant, or other covenant limiting the right of Parent or any of its Subsidiaries to engage in any line of business or to make use of any material Intellectual Property (via license agreement or otherwise) and (iii) certain contracts disclosed by Parent by agreement of the parties hereto (such contracts included, or required to be included, in Schedule 5.23(a), the “Parent Specified Contracts”). Parent has provided or otherwise made available to the Company true and complete copies of each Parent Specified Contract.

     (b) All (i) contracts which involve the payment to or receipt by Parent and its Subsidiaries of $2,500,000 or more per year, which by their terms do not terminate within one year after the date of such contract and which are not cancelable during such period without penalty or payment, (ii) contracts required to be filed by Parent with the SEC pursuant to Item 601 of Regulation S-K under the 1933 Act and (iii) contracts between Parent or any of its Subsidiaries and any Governmental Entity (such contracts referenced in clauses (i), (ii) and (iii), together with Parent Specified Contracts, the “Parent Material Contracts”) are valid and binding, in full force and effect, against Parent or its Subsidiary, as the case may be, and to Parent’s knowledge to the other parties thereto, in accordance with their respective terms. Neither Parent nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material default under the provisions of any Parent Material Contract.

     Section 5.24. Intellectual Property. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (i) Parent and its Subsidiaries solely and exclusively own or have the right to use pursuant to a valid license, sub-license, agreement or permission, all of Parent Intellectual Property free and clear of all Liens, (ii) the Parent Intellectual Property is valid and enforceable and is all of the Intellectual Property necessary for the conduct of the respective businesses of Parent and its Subsidiaries as currently conducted and (iii) Parent and its Subsidiaries have taken all measures reasonably necessary to preserve and protect the Parent Intellectual Property.

     (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, to the knowledge of Parent, neither Parent nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise violated any Intellectual Property rights of third parties in any way, and no third party has interfered with, infringed upon, misappropriated or otherwise violated any Parent Intellectual Property owned by Parent or any of its Subsidiaries.

     (c) For purposes of this Agreement, “Parent Intellectual Property” means all Intellectual Property used or held for use in the business of the Company or any of its Subsidiaries as currently conducted.

     Section 5.25. Properties. With only such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect: (i) Parent and its Subsidiaries have sufficient title to all their tangible properties and assets (including real property) to conduct their respective businesses as currently conducted or as contemplated to be conducted; and (ii) all such tangible properties and assets have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which presently used.

     Section 5.26. Interested Party Transactions. Except as described in the Parent SEC Documents filed prior to the date hereof, (i) neither Parent nor any of its subsidiaries is a party to any transaction or agreement with any Affiliate, stockholder, director or executive officer of Parent, and (ii) no event has occurred since the date of Parent’s last proxy statement to its stockholders, that would, in the case of either clause (i) or clause (ii), be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     Section 5.27. Certain Business Practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries nor (to the knowledge of Parent) any director, officer, agent or employee of Parent or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of Parent or any of its Subsidiaries, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

ARTICLE 6
COVENANTS OF THE COMPANY

     The Company agrees that:

     Section 6.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. From the date hereof until the Effective Time, the Company will use reasonable best efforts to not, and to not permit any of its Subsidiaries to, take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time. Without limiting the generality of the foregoing, and except as set forth on Schedule 6.01, from the date hereof until the Effective Time, the Company shall not and shall not permit any of its Subsidiaries to:

     (a) adopt or propose any change to its certificate of incorporation or bylaws;

     (b) acquire any material amount of stock or assets of any other Person, whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise;

     (c) sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

     (d) (x) issue, sell, transfer, pledge or dispose of any shares of capital stock of any class or series of the Company or its Subsidiaries, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any such shares, (other than (i) issuances pursuant to stock options or stock-based awards granted pursuant to a Company Employee Plan and outstanding on the date hereof or granted pursuant to clause (ii) below, (ii) additional stock options or stock-based awards granted in the ordinary course consistent with past practices pursuant to any Company Employee Plan as in effect on the date hereof, or (iii) issuances by any Subsidiary of the Company to the Company or to any wholly owned Subsidiary of the Company) or (y) reduce the exercise or conversion price, extend the term or otherwise modify in any material respect the terms of any such securities of the Company or of any Subsidiary of the Company;

     (e) (i) declare, pay or set aside for payment any dividends on or make other distributions in respect of any of its capital stock (except for dividends by a wholly owned subsidiary of the Company to its parent), (ii) split, combine, subdivide or reclassify any of its capital stock, (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (iv) amend any material term of any outstanding security of the Company or any of its Subsidiaries;

     (f) (i) incur, assume or guarantee any indebtedness for borrowed money other than for working capital borrowings incurred in the ordinary course of business consistent with past practices, (ii) create any Lien on any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practices, or (ii) make any material loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Subsidiary of the Company;

     (g) enter into any transaction, commitment, contract or agreement relating to the assets or business of the Company or any of its Subsidiaries (including the acquisition or disposition of any assets), or to relinquish any contract or other right, in each case material to the Company and its Subsidiaries, taken as a whole, other than transactions, commitments, contracts and agreements in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

     (h) make any change in any method of accounting or accounting principles or practices, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

     (i) (i) grant any severance or termination pay to (or amend any existing arrangement with) any director, officer or key employee of the Company or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements covering any director, officer or key employee of the Company or any of its Subsidiaries, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or key employee of the Company or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or key employee of the Company or any of its Subsidiaries or (v) increase compensation, bonus or other benefits payable to any director, officer or key employee of the Company or any of its Subsidiaries;

     (j) make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting if the adoption or change of such method would have an adverse effect on the Tax liability of the Company (or, following the Effective Time, on Parent), make any material amendment to Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any income Tax audit or assessment or any material other audit or assessment, or surrender any right to claim any material Tax refund, offset or other reduction in Tax liability;

     (k) establish, adopt or amend (except as required by applicable law) any stock option or restricted stock award or other benefit plan or arrangement providing for the grant of equity-based awards to permit or provide for the acceleration of the vesting, exercise, payment or settlement of such awards, or to provide for the adjustment (except as provided herein) of the terms of such awards, in any such case upon the occurrence of the transaction contemplated by this agreement or upon any other event;

     (l) take any action that would result in any of the conditions to the Mergers not being satisfied;

     (m) enter into, or amend any material term of, any commitment, contract or agreement with any financial and legal advisor with respect to the transactions contemplated hereby; or

     (n) agree or commit to do any of the foregoing.

     Section 6.02. The Company Stockholder Meeting. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the matters requiring the Company Stockholder Approval (provided that such meeting need not be held prior to satisfaction of the conditions set forth in Section 9.01(c) and Section 9.01(f)) and, subject to Section 8.03(b), the Board of Directors of the Company shall recommend approval of the matters constituting the Company Stockholder Approval (and all related proposals) by the stockholders of the Company; provided that the Board of Directors of the Company may make a Change in Recommendation (including, subject to Section 8.03(b), by approving, recommending or endorsing a Potential Superior Proposal) if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law. In connection with the Company Stockholder Meeting, and subject to the fiduciary duties of the Board of Directors of the Company and the provisions of the preceding sentence, the Company shall use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and shall otherwise comply with all legal requirements applicable to such meeting.

ARTICLE 7
COVENANTS OF PARENT

     Parent agrees that:

     Section 7.01. Conduct of Parent. From the date hereof until the Effective Time, Parent and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. From the date hereof until the Effective Time, Parent will use reasonable best efforts to not, and to not permit any of its Subsidiaries to, take any action that would make any representation and warranty of Parent hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time. Without limiting the generality of the foregoing, and except as set forth on Schedule 7.01, from the date hereof until the Effective Time, Parent shall not and shall not permit its Subsidiaries to:

     (a) adopt or propose any change to its certificate of incorporation or bylaws; provided that, subject to Section 2.06, Parent may, at its election, prior to the Effective Time, cause Merger Sub II to be converted into a Delaware limited liability company or other business entity that is treated as a pass-through entity for United States federal income tax purposes;

     (b) subject to the limitation in Section 7.01(d), acquire stock or assets of any other Person, whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise, having a value in any individual transaction in excess of $100 million, individually, or $150 million in the aggregate;

     (c) sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

     (d) (x) issue, sell, transfer, pledge or dispose of any shares of capital stock of any class or series of Parent or its Subsidiaries, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any such shares (other than (i) issuances pursuant to stock options or stock-based awards granted pursuant to a Parent Employee Plan and outstanding on the date hereof or granted pursuant to clause (ii) below, (ii) additional stock options or stock-based awards granted in the ordinary course consistent with past practices pursuant to any Parent Employee Plan as in effect on the date hereof, (iii) issuances by any Subsidiary of Parent to Parent or to any wholly owned Subsidiary of Parent or (iv) issuances upon conversion of, and in accordance with the terms in effect as of the date hereof of, the Parent Convertible Debentures or Parent Warrants) or (y) reduce the exercise or conversion price, extend the term or otherwise modify in any material respect the terms of any such securities of Parent or of any Subsidiary of Parent;

     (e) (i) declare, pay or set aside for payment any dividends on or make other distributions in respect of any of its capital stock (except for dividends by a wholly owned subsidiary of Parent to its parent), (ii) split, combine, subdivide or reclassify any of its capital stock, (iii) repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (iv) amend any material term of any outstanding security of Parent or any of its Subsidiaries;

     (f) (i) incur, assume or guarantee any indebtedness for borrowed money other than (A) for working capital borrowings incurred in the ordinary course of business consistent with past practices or (B) to provide the funds necessary to consummate the transactions contemplated by this Agreement, including any required refinancing of existing indebtedness of Parent or the Company, (ii) create any Lien on any material asset of Parent or any of its Subsidiaries other than in the ordinary course of business consistent with past practices, or (ii) make any material loans, advances or capital contributions to, or investments in, any other Person, other than to Parent or any wholly owned Subsidiary of Parent;

     (g) enter into any transaction, commitment, contract or agreement relating to the assets or business of Parent or any of its Subsidiaries (including the acquisition or disposition of any assets), or to relinquish any contract or other right, in each case material to Parent and its Subsidiaries, taken as a whole, other than transactions, commitments, contracts and agreements in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

     (h) make any change in any method of accounting or accounting principles or practices, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

     (i) make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting if the adoption or change of such method would have an adverse effect on the Tax liability of Parent, make any material amendment to Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any income Tax audit or assessment or any material other audit or assessment, or surrender any right to claim any material Tax refund, offset or other reduction in Tax liability;

     (j) enter into, or amend any material term of, any commitment, contract or agreement with any financial and legal advisor with respect to the transactions contemplated hereby;

     (k) take any action that would result in any of the conditions to the Mergers not being satisfied; or

     (l) agree or commit to do any of the foregoing.

     Section 7.02. Parent Stockholder Meeting. Parent shall cause a meeting of its stockholders (the “Parent Stockholder Meeting” and, together with the Company Stockholder Meeting, the “Stockholder Meetings”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the matters requiring the Parent Stockholder Approval (provided that such meeting need not be held prior to satisfaction of the conditions set forth in Section 9.01(c) and Section 9.01(f)) and, subject to Section 8.03(b), the Board of Directors of Parent shall recommend approval of the matters constituting the Parent Stockholder Approval (and all related proposals) by the stockholders of Parent; provided that the Board of Directors of Parent may make a Change in Recommendation (including, subject to Section 8.03(b), by approving, recommending or endorsing a Potential Superior Proposal) if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law. In connection with the Parent Stockholder

Meeting, and subject to the fiduciary duties of the Board of Directors of Parent and the provisions of the preceding sentence, Parent shall use its reasonable best efforts to obtain the Parent Stockholder Approval and shall otherwise comply with all legal requirements applicable to such meeting.

     Section 7.03. Obligations of Merger Subs. Parent shall take all action reasonably necessary to cause each Merger Sub to perform its obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.

     Section 7.04. Director and Officer Liability. (a) For six years and 180 days after the Effective Time, (i) Parent shall indemnify and hold harmless, and shall provide advancement of expenses to, all present and former officers and directors of the Company (each an “Indemnified Person”), in each case in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), to the same extent such Indemnified Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s certificate of incorporation and bylaws in effect on the date hereof, and (ii) the Surviving Corporation shall include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws or comparable organizational documents, provisions regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses, in each case in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), no less favorable to the Indemnified Persons than those contained in the certificate of incorporation and bylaws of the Company in effect as of the date hereof. Expenses (including attorneys’ fees) incurred by an Indemnified Person in any action, suit or proceeding in respect of which indemnification is available pursuant to the preceding sentence shall be paid by Parent in advance of the final disposition of such action, suit or proceeding promptly after statements therefor are received by Parent, subject to receipt by Parent of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such person did not act in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company. Any right to elimination of liability, indemnification or advancement of expenses pursuant to this Section 7.04(a) shall be provided by Parent or the Surviving Corporation, as applicable, only to the fullest extent such elimination of liability, indemnification or advancement may be provided by a corporation organized under the laws of the State of Delaware to its own officers and directors.

     (b) For six years after the Effective Time, Parent shall maintain in effect the Company’s current officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy; provided that Parent may substitute for such policy one or more policies containing terms and conditions and providing coverage no less favorable in the aggregate than the terms and conditions of and coverage provided under the Company’s policy in effect on the date hereof. In satisfying its obligation under this Section 7.04(b), the Parent shall not be obligated to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date hereof.

     (c) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.04.

     (d) The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under the DGCL or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. The obligations of Parent under this Section 7.04 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the express written consent of such Indemnified Person. These rights shall survive consummation of the Mergers and are intended to benefit, and shall be enforceable by, each Indemnified Person who shall be third party beneficiaries of this Section 7.04.

ARTICLE 8
ADDITIONAL COVENANTS

     The parties hereto agree that:

     Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party hereto shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, Parent shall not be required to dispose of or hold separate all or any portion of the business or assets of the Company and its subsidiaries, or of Parent and its Subsidiaries, if such action would reasonably be expected to result in a Material Adverse Effect on Parent or the Company.

     (b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Each of Parent and the Company shall (i) promptly notify the other party of any written or oral communication to that party or its Affiliates from any Governmental Entity and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any Governmental Entity; (ii) not agree to participate, or to permit its affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Mergers unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting; provided, that if the Governmental Entity does not permit such participation by the other party, or if both parties agree that such joint participation would not be advisable, allow outside counsel for the other party to attend and participate; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Entity or members of their respective staffs on the other hand, with respect to this Agreement and the Mergers.

     Section 8.02. Preparation of Proxy Statement and Registration Statement. As promptly as practicable following the date hereof, the parties hereto shall prepare and file with the SEC the Joint Proxy Statement and the Registration Statement (in which the Joint Proxy Statement will be included). Each of Parent and the Company shall use its best efforts to have the Joint Proxy Statement cleared by the SEC and the Registration Statement declared effective under the 1933 Act by the SEC as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers and the transactions contemplated hereby. Parent and the Company shall make all other necessary filings with respect to the Mergers and the transactions contemplated hereby under the 1933 Act and the 1934 Act and applicable state “blue sky” laws and the rules and regulations thereunder. Each of Parent and the

Company shall, as promptly as practicable after receipt thereof, provide the other parties with copies of any written comments, and advise each other of any oral comments, with respect to the Joint Proxy Statement or Registration Statement received from the SEC. Neither the original filing of, nor any amendment or supplement to the Joint Proxy Statement or the Registration Statement (including incorporation by reference) shall be made without the approval of both Parent and the Company, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party that are incorporated by reference in the Joint Proxy Statement or Registration Statement, this right of approval shall apply only with respect to information relating to the other party or such other party’s business, financial condition or results of operations. Parent will use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Parent’s stockholders, and the Company will use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company’s stockholders, in each case, as promptly as practicable after the Registration Statement is declared effective under the 1933 Act. Each of Parent and the Company will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Stock issuable in connection with the First Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement. If, at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement in order to comply with applicable Law or so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by law, the parties shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Parent and the Company.

     Section 8.03. No Solicitation; Other Offers.

     (a) Neither the Company nor Parent (each an “Applicable Party”) nor any of its Subsidiaries shall, nor shall such Applicable Party or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to such Applicable Party or any of its Subsidiaries or afford access to the business, properties, assets, books or records of such Applicable Party or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of such Applicable Party or any of its Subsidiaries or (iv) enter into any agreement with respect to an Acquisition Proposal.

     (b) Notwithstanding the foregoing, the Board of Directors of an Applicable Party, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that, subject to such Applicable Party’s compliance with Section 8.03(a), submits a bona fide Acquisition Proposal that the Board of Directors of the Applicable Party determines in good faith after consultation with its legal counsel and financial advisor reasonably could be expected to lead to a Superior Proposal (a “Potential Superior Proposal”), (ii) furnish to such Third Party nonpublic information relating to such Applicable Party or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to such Applicable Party than those contained in the Confidentiality Agreement dated as of June 3, 2004 between the Company and Parent (the “Confidentiality Agreement”) (a copy of which shall be provided for informational purposes only to the other party) (provided that such confidentiality agreement with such Third Party shall not be required to include any standstill or similar provision), (iii) following receipt of such Potential Superior Proposal, (A) make a Change in Recommendation or (B) terminate this Agreement pursuant to and subject to the terms and conditions of Section 10.01(c) or Section 10.01(d), as applicable, and/or (iv) take any action that any court of competent jurisdiction orders such Applicable Party to take, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of such Applicable Party determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law. Nothing contained herein shall prevent the Board of Directors of the Company or Parent from complying with Rule 14e-2(a) and Rule 14d-9 under the 1934 Act with regard to an Acquisition Proposal; provided that neither such Board of Directors shall recommend that their stockholders tender shares of capital stock in connection with any tender or exchange offer unless such Board of Directors shall have determined in accordance with the terms of this Agreement that such tender or exchange offer is a Superior Proposal.

     (c) The Board of Directors of an Applicable Party shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless such Applicable Party shall have delivered to the other party a prior written notice advising such other party that it intends to take such action, and such Applicable Party shall continue to advise the other party after taking such action. In addition, such Applicable Party shall notify the other party promptly (but in no event later than 24 hours) after receipt by the Applicable Party (or any of its advisors) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Applicable Party or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Applicable Party or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. Such Applicable Party shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Applicable Party shall promptly provide the other party with any non-public information concerning the Applicable Party’s business, present or future performance, financial condition or results of operations, provided to any Third Party that was not previously provided to the other party. Such Applicable Party shall keep the other party fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request. Such Applicable Party shall, and shall cause its Subsidiaries and the advisors, employees and other agents of such Applicable Party and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Applicable Party that was furnished by or on behalf of the Applicable Party to return or destroy all such information.

     “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for all of the outstanding shares of the Applicable Party’s capital stock on terms that the Board of Directors of the Applicable Party determines in good faith by a majority vote, after consultation with its outside legal counsel and financial advisor and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, is more favorable to all such Applicable Party’s stockholders (in their capacity as such) than as provided hereunder and which is reasonably likely to be consummated.

     Section 8.04. Certain Filings. The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 8.05. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association (in which case the party proposing to issue such public statement or to schedule such press conference shall use its reasonable best efforts to consult in good faith with the other party before doing so), shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call without the consent of the other party (which consent shall not be unreasonably withheld or delayed).

     Section 8.06. Access to Information. From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement, the Company and Parent shall, upon reasonable prior notice and subject to such procedures as the party providing the information may reasonably require in order to avoid undue disruption of its business operations, (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation; provided, however, that any party hereto may restrict the foregoing access to the extent that (i) any Law applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information, (ii) such party is advised by counsel that such disclosure would result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information or (iii) such information is subject to confidentiality obligations owed to a third party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement. The parties hereto shall hold any information obtained pursuant to this Section 8.06 in confidence in accordance with, and such information shall otherwise be subject to, the provisions of the Confidentiality Agreement, which shall continue in full force and effect. Any investigation pursuant to this Section 8.06 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section 8.06 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

     Section 8.07. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

     (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.12, 4.13, 4.16, 4.17, 4.20, 4.21, 5.12, 5.13, 5.16, 5.20 or 5.21 as the case may be, or that reasonably could be expected to adversely affect the ability of any party to consummate the Mergers.

     Section 8.08. Tax Treatment. (a) Prior to and at the Effective Time, each party hereto shall use its reasonable best efforts to cause the First Merger and the Second Merger to be treated as a single integrated transaction and to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and shall not take any action reasonably likely to cause the Mergers, taken together, not to so qualify.

     (b) Each of Parent and the Company shall use its reasonable best efforts to obtain the opinions referred to in 9.02(d) and 9.03(b), respectively, including by executing letters of representation in customary form.

     Section 8.09. Affiliates. Promptly following the mailing of the Joint Proxy Statement, the Company shall deliver to Parent a letter identifying all known Persons who may be deemed affiliates of the Company under Rule 145 of the 1933 Act. The Company shall use its reasonable best efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, at least 10 days prior to the Effective Time, substantially in the form of Exhibit A hereto.

     Section 8.10. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of the Company Stock or Parent Stock (including derivative securities with respect to the Company Stock or Parent Stock) or acquisitions of Parent Stock (including derivative securities with respect to Parent Stock) resulting from the transactions contemplated by Article 2 or Article 3 by each individual who is or would be subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to such transactions shall have the benefit of the exemptions available pursuant to Rule 16b-3 under the 1934 Act with respect to such transactions.

     Section 8.11. Employee Benefits. For a period of one year after the Effective Time, the benefits provided to employees of the Surviving Corporation and its Subsidiaries shall be substantially similar in the aggregate to the benefits provided to such employees immediately prior to the Effective Time.

     Section 8.12. Stock Exchange Listing. Parent and the Company shall use their respective reasonable best efforts to cause the shares of Parent Stock to be issued in connection with the First Merger and the shares of Parent Stock to be reserved for issuance upon exercise of Parent Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

ARTICLE 9
CONDITIONS TO THE MERGERS

     Section 9.01. Conditions to Obligations of Each Party. The obligations of each party hereto to consummate the Mergers are subject to the satisfaction of the following conditions:

     (a) (i) Parent shall have obtained the Parent Stockholder Approval and (ii) the Company shall have obtained the Company Stockholder Approval;

     (b) no provision of any material applicable law or regulation and no material judgment, injunction, order or decree shall prohibit the consummation of the Mergers;

     (c) the waiting period under the HSR Act relating to the Mergers shall have expired or been terminated and the merger control clearances described in Schedule 9.01(f) shall have been obtained;

     (d) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

     (e) the shares of Parent Stock to be issued in the Mergers and such other shares of Parent Stock to be reserved for issuance upon exercise of Parent Stock Options shall have been approved for listing on the NYSE, subject to official notice of issuance; and

     (f) all of the actions by or in respect of, or filings with, Governmental Entities set forth in Schedule 9.01(f) shall have been taken, made or obtained.

     Section 9.02. Conditions to the Obligations of Parent and the Merger Subs. The obligations of Parent and each Merger Sub to consummate the Mergers are subject to the satisfaction of the following further conditions:

     (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification (except for the representations and warranties contained in Section 4.10(b), for which such qualifiers shall not be disregarded), shall be true at and as of the Effective Time as if made at and as of such time (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), with only such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and (iii) Parent shall have received a certificate signed by a senior executive officer of the Company to the foregoing effect;

     (b) there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that would reasonably be expected to result in such action or proceeding) by any Governmental Entity, domestic, foreign or supranational, before any court or Governmental Entity, (i) challenging or seeking to make illegal, or otherwise to restrain or prohibit the consummation of the Mergers or (ii) seeking to restrain or prohibit Parent’s ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any portion of the business or assets of the Company and its Subsidiaries, or of Parent and its Subsidiaries, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, in each case if such action would reasonably be expected to have a Material Adverse Effect on Parent or the Company;

     (c) there shall not have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Mergers, by any court or other Governmental Entity, other than the application of the waiting period provisions of the HSR Act to the Mergers or under laws, rules and regulations analogous to the HSR Act existing in the foreign jurisdictions set forth in Schedule 9.01(f), that will, directly or indirectly, result in any of the consequences referred to in clauses (i) through (ii) of Section 9.02(b);

     (d) Parent shall have received an opinion of Davis Polk & Wardwell in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that for U.S. federal income tax purposes the Mergers, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company in customary form; and

     (e) the Company shall have delivered a certification in the form attached as Exhibit B hereto dated not more than 30 days prior to the Effective Time and signed by the Company to the effect that the Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code.

     Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the First Merger are subject to the satisfaction of the following further conditions:

     (a) (i) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification (except for the representations and warranties contained in Section 5.10(b), for which such qualifiers shall not be disregarded), shall be true at and as of the Effective Time as if made at and as of such time (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), with only such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and (iii) the Company shall have received a certificate signed by a senior executive officer of Parent to the foregoing effect;

     (b) the Company shall have received an opinion from Clifford Chance LLP in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that for U.S. federal income tax purposes the Mergers, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company in customary form.

ARTICLE 10
TERMINATION

     Section 10.01. Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of Parent and the Company):

     (a) by mutual written agreement of the Company and Parent;

     (b) by either the Company or Parent, if:

     (i) the Mergers have not been consummated on or before December 31, 2004 (the “End Date”); provided, that the End Date shall be extended to March 31, 2005 to the extent necessary to permit the expiration of the waiting period applicable to the Mergers under the HSR Act or to obtain any merger control clearance described in Schedule 9.01(f); provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement results in the failure of the Mergers to be consummated by such time;

     (ii) any judgment, injunction, order or decree of any court or other Governmental Entity having competent jurisdiction enjoining the Company or Parent from consummating the Mergers is entered and such judgment, injunction, or order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose material breach of any provision of this Agreement results in the imposition of such judgment, injunction, order or decree;

     (iii) if the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Company Stockholder Meeting (or any adjournment or postponement thereof); or

     (iv) if the Parent Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Parent Stockholder Meeting (or any adjournment or postponement thereof);

     (c) by the Company, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company shall have notified Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, at least three Business Days prior to such termination and (ii) the Company prior to such termination pays the Company Termination Fee to Parent in accordance with Section 11.04; provided, that the Company shall notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

     (d) by Parent, if (i) the Board of Directors of Parent authorizes Parent, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Potential Superior Proposal and Parent shall have notified the Company in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, at least three Business Days prior to such termination and (ii) Parent prior to such termination pays the Parent Termination Fee to the Company in accordance with Section 11.04; provided, that Parent shall notify the Company promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

     (e) by the Company, if Parent has made a Change in Recommendation, willfully and materially breached its obligation to call the Parent Stockholder Meeting in accordance with Section 7.02, or willfully and materially breached its obligations under Section 8.02 or Section 8.03;

     (f) by Parent, if the Company has made a Change in Recommendation, willfully and materially breached its obligation to call the Company Stockholder Meeting in accordance with Section 6.02, or willfully and materially breached its obligations under Section 8.02 or Section 8.03;

     (g) by the Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date;

     (h) by Parent, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

     (i) by the Company, no later than four Business Days after the conclusion of a given Measurement Period, if the Parent Average Price in respect of such Measurement Period shall be less than the product of (x) $33.00 multiplied by (y) the lesser of (A) 1.00 and (B) the Average Adjustment Amount in respect of such Measurement Period. “Adjustment Amount” means an amount (expressed as a decimal), calculated separately for each of the securities listed on Schedule 10.01(i) (each, an “Index Security”), equal to the quotient of (x) the Index Value for such Measurement Period divided by (y) the Index Value for the five trading days ended on the date of this Agreement (the “Initial Index Period”). “Average Adjustment Amount” means for any Measurement Period the average of all Adjustment Amounts for such Measurement Period. “Index Value” means, for the Initial Index Period or the Measurement Period, as the case may be, the sum of the closing sale prices per share of the applicable Index Security for each trading day within the Initial Index Period or the Measurement Period, as the case may be, divided by the number of days in such period; provided, that if an Index Security is no longer traded during any part of any Measurement Period, it shall excluded from the calculations set forth in this Section 10.01(i) entirely. “Measurement Period” means the respective periods of 20 consecutive trading days ending on and including the fifth Business Day (provided that if such Business Day is not a trading day, the applicable Measurement Period shall end on the immediately preceding Business Day that is a trading day) preceding either of (x) the expected date of the commencement of mailing of the Joint Proxy Statement by the Company or (y) the expected date of the Closing. “Parent Average Price” in respect of a given Measurement Period means the quotient of (x) the sum of the closing sale prices per share of

Parent Stock as reported on the NYSE for each day within the Measurement Period divided by (y) 20. For the purposes hereof, “closing sale price” means, with respect of any security, the closing sale price of such security (x) as quoted on the Nasdaq or (y) as reported on the NYSE, as the case may be. In addition, “trading day” means each day that both (x) the NYSE is open for business and (y) trades may be made on Nasdaq. Computations pursuant to this Section 10.01(i) shall be appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations, extraordinary dividends or other similar events relating to Parent Stock or to a security listed on Schedule 10.01(i), as applicable.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

     Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Sections 11.04, 11.06, 11.07 and 11.08, and of the Confidentiality Agreement, shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
MISCELLANEOUS

     Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to Parent, to:

Charles River Laboratories International, Inc.
251 Ballardvale Street
Wilmington, Massachusetts 01887
Attention: General Counsel
Facsimile No.: (978) 658-7132

     with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: Paul R. Kingsley
Facsimile No.: (212) 450-3800

     if to the Company, to:

Inveresk Research Group, Inc.
11000 Weston Parkway
Gary, North Carolina 27513
Attention: General Counsel
Facsimile No.: (919) 462-2336

     with a copy to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: John A. Healy
Facsimile No.: (212) 878-8375

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

     Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

     Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the stockholders of the Company and/or the stockholders of Parent, and without the further approval of such stockholders, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Company Stock.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 11.04. Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) If (I) this Agreement is terminated pursuant to Section 10.01(b)(iii), (II) after the date hereof and prior to the Company Stockholder Meeting a bona fide Acquisition Proposal (including an indication of an intention to offer more favorable terms than provided herein) with respect to the Company was made or renewed, publicly announced or disclosed and not publicly withdrawn at least 5 days prior to the Company Stockholder Meeting and (III) within 12 months following termination of this Agreement an Acquisition Proposal with respect to the Company is consummated or a definitive agreement for an Acquisition Proposal with respect to the Company is entered into and the transaction provided for in the definitive agreement subsequently is consummated, the Company shall pay to Parent a termination fee of $38.15 million in cash (the “Company Termination Fee”).

     (c) If (I) this Agreement is terminated pursuant to Section 10.01(b)(iv), (II) after the date hereof and prior to the Parent Stockholder Meeting a bona fide Acquisition Proposal (including an indication of an intention to offer more favorable terms than provided herein) with respect to Parent was made or renewed, publicly announced or disclosed and not publicly withdrawn at least 5 days prior to the Parent Stockholder Meeting and (III) within 12 months following the termination of this Agreement an Acquisition Proposal with respect to Parent is consummated or a definitive agreement for an Acquisition Proposal with respect to Parent is entered into and the transaction provided for in the definitive agreement subsequently is consummated, Parent shall pay to the Company a termination fee of $38.15 million in cash (the “Parent Termination Fee”).

     (d) If this Agreement is terminated pursuant to Section 10.01(c), the Company shall pay to Parent the Company Termination Fee.

     (e) If this Agreement is terminated pursuant to Section 10.01(d), Parent shall pay to the Company the Parent Termination Fee.

     (f) If this Agreement is terminated pursuant to Section 10.01(e), Parent shall pay to the Company the Parent Termination Fee.

     (g) If this Agreement is terminated pursuant to Section 10.01(f), the Company shall pay to Parent the Company Termination Fee.

     (h) Any payment of the Company Termination Fee or the Parent Termination Fee, as applicable, (i) pursuant to Section 11.04(b) or 11.04(c), shall be made within one Business Day after such amount becomes payable and, (ii) pursuant to Section 11.04(d), 11.04(e), 11.04(f) or 11.04(g) shall be made no later than the time of termination of this Agreement pursuant to Section 10.01(c), 10.01(d), 10.01(e) or 10.01(f), as applicable. Any such payments shall be made by wire transfer of immediately available funds. The parties hereby acknowledge that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and the Company would not enter into this Agreement. If Parent or the Company fails to pay to the other any fee or expense due hereunder when due, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in New York City from the date such fee was first payable to the date it is paid.

     (i) For purposes of this Section 11.04 only, the term “Acquisition Proposal” shall have the meaning set forth in Section 1.01, except that references to “30%” in such definition shall be deemed to be references to “50%”.

     Section 11.05. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that any Merger Sub may transfer or assign to one of its Affiliates the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment shall not relieve such Merger Sub of its obligations hereunder.

     Section 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

     Section 11.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

     Section 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 11.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

     Section 11.10. Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     Section 11.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 11.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     Section 11.13. Schedules. Each of Parent and the Company has set forth certain information in the Parent Disclosure Schedule and the Company Disclosure Schedule, as applicable, in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. A matter set forth in one section of a Disclosure Schedule need not be set forth in any other section of the Disclosure Schedule so long as its relevance to such other section of the Disclosure Schedule or Section of this Agreement is readily apparent on the face of the information disclosed in such Disclosure Schedule. The fact that any item of information is disclosed in a Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Any information or the dollar thresholds set forth in a Disclosure Schedule shall not (i) be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement, except as otherwise expressly set forth in such Disclosure Schedule, (ii) represent a determination that such item did not arise in the ordinary course of business or (iii) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

By:	/s/ James C. Foster
Name: James C. Foster Title: Chairman, Chief Executive Officer and President

INVERESK RESEARCH GROUP, INC.

By:	/s/ Walter S. Nimmo
Name: Walter S. Nimmo Title: Chief Executive Officer, President and Director

INDIGO MERGER I CORP.

By:	/s/ James C. Foster
Name: James C. Foster Title: President

INDIGO MERGER II CORP.

By:	/s/ James C. Foster
Name: James C. Foster Title: President

EXHIBIT A

FORM OF AFFILIATE AGREEMENT

[Date]

Charles River Laboratories International, Inc.
251 Ballardvale Street
Wilmington, Massachusetts 01887

     Re: Rule 145 Restrictions

Ladies and Gentlemen:

     Charles River Laboratories International, Inc., a Delaware corporation (“Parent”), Inveresk Research Group, Inc., a Delaware corporation (“Indigo”), Indigo Merger I Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub I”) and Indigo Merger II Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub II”), have entered into an Agreement and Plan of Merger dated as of June 30, 2004 (the “Merger Agreement”) pursuant to which (i) Merger Sub I will be merged with and into Indigo (the "Merger”), with Indigo to be the surviving corporation (the “Initial Surviving Corporation”) and (ii) the Initial Surviving Corporation will then be merged with and into Merger Sub II, with Merger Sub II to be the surviving corporation. As a result of the Merger, the undersigned will receive shares of common stock, par value $0.01 per share, of Parent (the “Parent Stock”) in exchange for shares of common stock, par value $0.01 per share, of Indigo. Capitalized terms used herein but not defined herein shall have the meaning assigned to them in the Merger Agreement.

     The undersigned has been advised that as of the date the Mergers are submitted to stockholders of Indigo for approval, the undersigned may be an “affiliate” of Indigo, as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

     The undersigned represents, warrants and covenants to Parent that in the event the undersigned receives any Parent Stock as a result of the Merger:

     A. At the time the Merger is submitted to stockholders of Indigo for approval, (a) the undersigned may be deemed to have been an affiliate of Indigo and (b) since the distribution by the undersigned of the Parent Stock has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of Parent Stock issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule

145 promulgated by the Commission under the Act (as such rule may hereinafter from time to time be amended), or (iii) in the opinion of counsel reasonably acceptable to Parent, or in accordance with a “no action” letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Act.

     B. The undersigned understands that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Stock by the undersigned or on the undersigned’s behalf under the Act.

     C. The undersigned also understands that stop transfer instructions will be given to Parent’s transfer agents with respect to the Parent Stock issued to the undersigned and that there will be placed on the certificates for the Parent Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED , 2004 BETWEEN THE REGISTERED HOLDER HEREOF AND CHARLES RIVER LABORATORIES INTERNATIONAL, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF CHARLES RIVER LABORATORIES INTERNATIONAL, INC.”

     D. The undersigned also understands that unless the transfer by the undersigned of the undersigned’s Parent Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145 under the Act, Parent reserves the right to put the following legend on the certificates issued to any transferee of such Parent Stock from the undersigned:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

     E. Parent agrees that the stop transfer instructions and legends referred to above shall be terminated or removed if (A) one year shall have elapsed from the date of the effective time of the Merger and the provisions of Rule 145(d)(2) under the Act are then available to the undersigned, (B) two years shall have elapsed from the date of the effective time of the Merger and the provisions of Rule 145(d)(3) under the Act are then available to the undersigned or (C) the undersigned shall have delivered to Parent a copy of a letter from the staff of the SEC or an opinion of counsel with recognized expertise in securities law matters, in form and substance reasonably satisfactory to Parent, to the effect that such instructions and legends are not required for the purposes of the Act.

     F. The undersigned has carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of Parent Stock, to the extent the undersigned felt necessary, with counsel of the undersigned or counsel for Indigo, as applicable.

     By its acceptance hereof, Parent agrees, for a period of two years after the Effective Time (as defined in the Agreement), that it will file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 144(c) under the Act are satisfied and the resale provisions of Rules 145(d)(1) and (2) under the Act are therefore available to the undersigned in the event the undersigned desires to transfer any Parent Stock issued to the undersigned in the Merger.

Very truly yours,

By:
Name: Title:

Accepted this _____ day
of ______________, 2004 by

Charles River Laboratories International, Inc.,

By:
Name: Title:

EXHIBIT B

SECTION 1445 CERTIFICATE

BY

INVERESK RESEARCH GROUP, INC.

     This certificate is being provided to Charles River Laboratories International, Inc., a corporation organized and existing under the laws of Delaware (the “Parent”), pursuant to Section 9.02(e) of the Agreement and Plan of Merger (the “Agreement”), dated as of June 30, 2004, by and among Parent, Inveresk Research Group, Inc., a corporation organized and existing under the laws of Delaware (the “Company”), Indigo Merger I Corp., a Delaware corporation and wholly-owned subsidiary of Parent, and Indigo Merger II Corp., a Delaware corporation and wholly-owned subsidiary of Parent.

     This certificate is to inform the Parent that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), will not be required with respect to amounts paid by Parent as consideration for the transfer of the stock of the Company pursuant to the Agreement. The undersigned hereby certifies the following on behalf of the Company:

     1. The Company is not, nor has been at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding company” as that term is defined in Section 897(c)(2) of the Code and therefore no interest in the Company constitutes a “United States real property interest” as defined in Section 897(c)(1) of the Code.

     2. The Company’s address is 11000 Weston Parkway, Cary, North Carolina, 27513.

     3. The Company’s U.S. taxpayer identification number is 43-1955097.

     Under penalties of perjury, I declare and I have examined this certification and to the best of my knowledge and belief it is correct, and I further declare that I have authority to sign this certification on behalf of the Company.

INVERESK RESEARCH GROUP, INC.

By:
Name: Title:

Dated: [Date], 2004

B-1